UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 21, 2005
(Date of Report/Date of earliest event reported)

SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	1-7626	39-0561070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)
(414) 271-6755
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
Item 2.06 Material Impairments.
SIGNATURES

ITEM 2.05	Costs Associated with Exit or Disposal Activities.
     On November 21, 2005, Sensient Technologies Corporation (“Sensient”) finalized and adopted substantially all of the elements of a cost reduction plan to improve profitability and mitigate the impact of higher costs within its businesses. The plan also addressed the need to close facilities and reduce headcount in response to lower inkjet ink volumes. In connection with these actions, Sensient determined that it would take charges relating to the impairment of certain long-lived assets. In its Report on Form 8-K dated November 21, 2005, which further discusses the plan, Sensient estimated that it would incur expenses in connection with this plan of $9.6 million. Subsequently, as a result of the plan’s implementation, management now expects to record total expenses in connection with these actions of $13.0 million.
     Approximately $1.1 million of the increase in expected costs relates to changes in the estimates for the previously disclosed employee termination costs, asset impairments, inventory write downs and other costs. In addition, management has also determined that it would eliminate an additional product line and take an impairment charge relating to a minority investment. The exiting of the additional product line will result in charges of approximately $1.7 million relating to the write down of inventory. A charge of approximately $600,000 attributable to the minority investment will result because of a change in plans for that company by its majority investor.
     The total estimated charges of approximately $13.0 million (excluding capital expenditures) will be recorded as follows:

	Cash	Non-cash	Total
	(dollars in millions)
Employee termination expenses	$6.4	$—	$6.4

Long-lived asset impairment charges for excess equipment	—	0.5	0.5

Write-down of inventory to net realizable value	—	4.3	4.3

Contract terminations	0.5	—	0.5

Impairment charge for minority investment	—	0.6	0.6

Other costs, including the dismantling and relocation of equipment	0.7	—	0.7

Total	$7.6	$5.4	$13.0

Substantially all of the total related charges of $13.0 million are expected to be recorded in the fourth quarter of 2005. Cash payments of $2.1 million related to the charges were made in the fourth quarter of 2005. The majority of the remaining payments are expected to occur by the end of the second quarter of 2006.
     The foregoing financial data remain estimates only; they may be further refined or changed by Sensient depending upon subsequent developments or additional analysis. In the event of a material change in the estimated total costs, or a material portion thereof, Sensient will amend this report. Estimates of expenses, cost savings and capital expenditures are forward looking statements; the actual cost savings (if any) achieved may be less, and expenses and expenditures incurred may be more. The

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actual amounts will depend upon, among other things: final decisions on specific elements of the plan; Sensient’s ability to successfully implement elements of the plan; the timing of implementation of various plan elements; the absence or occurrence of unexpected costs; negotiations with other parties on certain items; general economic conditions; and many other factors, some of which will be outside of Sensient’s control.

ITEM 2.06	Material Impairments.
     In its Report on Form 8-K dated November 21, 2005, Sensient estimated that it would incur charges of $1.2 million for the impairment of long-lived assets, primarily comprised of excess equipment. Sensient now estimates that the Company’s actions will result in charges totaling $1.1 million for the impairment of certain long-lived assets. These charges relate to $500,000 for excess equipment, and $600,000 relating to the write down of a minority investment. Please refer to the discussion in Item 2.05 hereof and the original 8-K, which is incorporated herein by reference.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION (Registrant)
By:	/s/ John L. Hammond
	Name:	John L. Hammond
	Title:	Vice President, Secretary and General Counsel

Date: January 25, 2006

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